Exhibit 10.26
     Contract Number: 2009A06
POWER PURCHASE AND SALE CONTRACT
POWER SELLER: SICHUAN HUABANG HYDROELECTRIC DEVELOPMENT CO., LTD.
POWER PURCHASER: SICHUAN CANGXI ELECTRIC POWER CO., LTD.
Signing Place: Sichuan Cangxi Electric Power Co., Ltd.
Signing Date: May 16, 2009

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Power Purchase and Sale Contract
This Power Purchase and Sale Contract (the “Contract”) is entered into by and between the two parties set forth below:
Power Purchaser:	Sichuan Cangxi Electric Power Co., Ltd., a power supply enterprise, registered with the Administration for Industry and Commerce of Cangxi County.
Tax Registration Number: 510824206100402
Legal Address: No.15, Renmin West Road, Lingjiang Town, Cangxi County
Legal Representative:Yang Sheng Hua

Power Seller:	Sichuan Huabang Hydroelectric Development Co., Ltd., a power generation enterprise with the legal person status registered with the Administration for Industry and Commerce of Sichuan Province.
Tax registration number: 510824660270321
Legal Address: Jin Xia Yi Yuan, Binjiang Road, Cangxi County
Legal Representative: John Kuhns.
The information regarding the contact and address and account opening bank provided by both Parties to this Contract are as follows:

Name of the Power Purchaser:	Sichuan Cangxi Electric Power Co., Ltd.
Telephone Number:	5222084
Facsimile:	5222084
Zip Code:	628400
Mail Address:	No.15 of Renmin West Road, Lingjiang Town, Cangxi County
Name for the Account Opening:	Sichuan Cangxi Electric Power Co., Ltd.
Account Opening Bank:	Agricultural Bank of China, Cangxi County Renmin Zhonglu Sub-branch
Account Number:	286701040000315

Name of the Power Purchaser:	Sichuan Huabang Hydroelectric Development Co., Ltd.
Telephone Number:	5285466
Facsimile:	5285468
Zip Code:	628400
Mail Address:	Jin Xia Yi Yuan, Binjiang Road, Cangxi County

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Name for the Account Opening:	Sichuan Huabang Hydroelectric Development Co., Ltd.
Account Opening Bank:	Agricultural Bank of China, Cangxi Sub-branch
Account Number:	286101040003320
WHEREAS:
1	The Power Seller owns, operates and manages the Cangxi Liyuantan Hydropower Station over the Donghe River, the branch river of Jialingjiang River, which is located at Renhe Village, Zhongtu Township, Cangxi County, Sichuan Province, with a total installed capacity of 12MW (the “Power Plant”);

2	The Power Plant has been connected to the grid operated and managed by the Power Purchaser.
After friendly consultations and on the principles of equality, willingness and good faith, the Power Purchaser and the Power Seller have entered into this Contract in accordance with the Contract Law of the People’s Republic of China, the Power Law of the People’s Republic of China, the Administration Regulations on the Dispatching of Power Grid and other national laws and regulations.
CHAPTER I DEFINITION AND INTERPRETATION
1.1	Unless otherwise required by the context, the terms used in this Contract shall have the meanings set forth as follows:
1.1.1	“Power Plant” refers to the power generation facilities and all its auxiliary facilities extending to the property demarcation point over the Donghe River, the branch river of Jialingjiang River, which is owned and operated and managed by the Power Seller and located in Renhe Village, Zhongtu Township, Cangxi County, Sichuan Province, with a total installed capacity of 12 MW (six generator units, respectively referring to No.1, No.2, No.3, No.4, No.5 and No.6, each with the capacity of 2 MW).

1.1.2	“Actual Annual Grid-connected Power Output” refers to the annual power output transmitted to the Power Purchaser by the Power Seller at the Metering Point, and the metering unit for the power output shall be kwh.

1.1.3	“The Power Purchaser’s Reason” refers to the requirement and liability of the Power Purchaser, including the liability for the enlargement of the accidents, which

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shall be assumed by the Power Purchaser, due to the non-implementation of the relevant national regulations and standards and etc. by the Power Purchaser.

1.1.4	“The Power Seller’s Reason” refers to the requirement and liability of the Power Seller, including the liability for the enlargement of the accidents, which shall be undertaken by the Power Seller, due to the non-implementation of the relevant national regulations and standards and etc. by the Power Seller.

1.1.5	“Grid-connection Point” refers to the electric connection point connecting the Power Plant owned and operated by the Power Seller and the grid managed by the Power Purchaser.

1.1.6	“Metering Point” refers to the point indicated in Appendix II, which is for the installation of the power output metering devices. Generally, the Metering Point is installed on the property demarcation point of the Power Purchaser and Power Seller; in the event that the power output metering devices could not be installed on the property demarcation point, the installation location shall be selected through consultations between the Power Purchaser and Power Seller.

1.1.7	“Emergency” refers to the accidents occurred to the grid or material accidents to the power generation and supply facilities, such as frequency or voltage of grid over the regulated scope, the loading of the transmission and transformation equipment over the regulated value, the power of the main line over the regulated stability limitation and other operation conditions that could threaten the safety and stability of the grid operation, lead to a break-down of the grid and a large area power-cut, etc.

1.1.8	“Force Majeure” refers to any objective circumstance which cannot be foreseen, avoided and overcome, including volcano eruption, tornado, snowstorm, mudslide, landslide, flood, fire, the input water volume below the designed standard, and earthquake, typhoon, thunder and lightening, fog flash, icing flashover and ice coating, etc., which exceed the designed standards, and nuclear radiation, war, plague, riot, etc.
1.2	Interpretation
1.2.1	The Appendices hereto shall have the same legal effect as the text of this Contract.

1.2.2	This Contract shall be binding on the legal successor or assignee of any Party to this Contact, unless otherwise agreed by the Power Purchaser and Power Seller. In case of the occurrence of the circumstance provided in this Article, relevant obligator shall fulfill the requisite notification obligation and complete procedures required by laws and regulations.

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1.2.3	References to “Date”, “Month” and “Year”, unless otherwise required by the context, shall be considered as the Date, Month and Year in Gregorian calendar.

1.2.4	References to “include (including)” shall mean “include without limitation”.
CHAPTER II REPRESENTATION OF BOTH PARTIES
Any Party to this Contract hereby represents to the other Party that:
2.1	It is an enterprise duly established and validly existing, and has the full right to execute and the ability to perform this Contract.

2.2	It has legally and effectively completed all requisite procedures for the execution and performance of this Contact (including the procurement of requisite governmental approvals, business license and power business operation permit, and etc.).

2.3	Upon the execution of this Contract, no judgment, award, ruling or specific administrative act has been produced by any court, arbitration institute, administrative authority or regulatory authority that is sufficient to have any material adverse effect on the performance of this Contract by any Party.

2.4	It has taken all necessary corporate action to authorize the execution of this Contract, and the signing person for this Contact shall be its legal representative or authorized representative. This Contract shall be binding on it upon it comes into effect.
CHAPTER III OBLIGATIONS OF BOTH PARTIES
3.1	The obligations of the Power Purchaser shall include:
3.1.1	To purchase the power energy from the Power Seller in accordance with the provisions set forth in this Contract.

3.1.2	To abide by the grid-connection and dispatching agreement entered into by and between the Power Purchaser and the Power Seller, to operate and maintain the relevant transformation and transmission facilities in accordance with the national and industry standards, and to ensure a safe, high quality and economic operation of the power system.

3.1.3	To carry out the power dispatching and information disclosure on the principle of publicity, justice and fairness in accordance with the relevant national regulations, and to provide the information regarding the electricity load, reserve capacity, the operation status of the transformation and transmission facilities and etc. for the

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implementation of this Contract.

3.1.4	To supply the Power Seller with the power needed for the restart of the power generator units in accordance with relevant national regulations or agreements entered into by and between the Power Seller and the Power Purchaser.
3.2	The obligations of the Power Seller shall include:
3.2.1	To supply the Power Purchaser with the power energy in compliance with the national and industry standards according to the provisions hereof.

3.2.2	To abide by the grid-connection and dispatching agreement entered into by and between the Power Purchaser and the Power Seller, and the unified power dispatching, to operate and maintain the Power Plant in accordance with the national and industry standards, and dispatching rules and regulations to ensure the safe operation of the power generator units, reach the requirements of the technical standards and regulations issued by the relevant departments of the State and maintain the safe, high quality and economy operation of the power system.

3.2.3	Not to supply the power to the end user directly or sell the power to other grids without the approval from the Power Purchaser.
CHAPTER IV PURCHASE AND SALE OF THE POWER
4.1	The daily on-grid loading curve shall be released by Cangxi Power Dispatching Center in light of the system loading condition. The power station owned by the Power Seller shall be operated in strict accordance with the released active loading voltage curve.

4.2	The on-grid power output of the Power Seller shall be checked by the Power Purchaser each day, and the electricity fees shall be settled by the power sales department on a monthly basis.

4.3	The on-grid power output supplied by the Power Seller, which is not in compliance with the relevant provisions stipulated in this Contract and the Grid-connection and Dispatching Agreement attached as the Appendix to this Contract, shall be considered as the un-qualified power output.

4.4	Allowance of the Deviation for the Actual Generated Power

During any period of time, the allowed deviation range between the actual generated power of the Power Plant and the power determined according to the planned daily power generation dispatching curve (including the temporarily adjusted curve) released by the power dispatching agency shall be from -2% to 2%.

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CHAPTER V ON-GRID TARIFF
5.1	On-grid Tariff during the Business Operation Period
5.1.1	The on-grid tariff during the business operation period of the power generator units of the Power Plant owned by the Power Seller shall be measured and calculated by the Power Seller in accordance with the relevant national regulations, and carried out after the procurement of the approvals of the competent governmental authority in charge of the examination and approval of tariff.
CHAPTER VI POWER METERING
6.1	Grid-connection Point

The Grid-connection Point between the Power Seller, namely, Sichuan Huabang Hydroelectric Development Co., Ltd., and the Power Purchaser is located at the T connection point of 544 Lingjiao Line of 110KV Lingjiang Substation.

The temporary property demarcation point is located at the T connection point of 544 Lingjiao Line of 110KV Lingjiang Substation, the maintenance work of which shall be undertaken by the Power Seller and Power Purchaser in accordance with the temporary property demarcation point. The ownership of the equipments installed across the property demarcation point by the Power Seller or the Power Purchaser shall belong to the Party who installs equipments.

6.2	Metering Point

The Metering Point for the metering of the on-grid power output of the Power Seller and power output supplied by the Power Purchaser to the Power Seller shall be located at the following points (please refer to the Appendix hereto for detailed information):
(1)	The Metering Point for the on-grid power output of the Power Seller, namely, Sichuan Huabang Hydroelectric Development Co., Ltd., will be installed at the T connection point of the 544 Lingjiao Line of 110KV Lingjiang Substation of the Power Purchaser; in addition, two sets of metering devices with the no-load voltage ratio of the potential transformer being 110/0.1 and no-load voltage ratio of the current transformer being 150/5 and 75/5 respectively, will be installed at the above-mentioned points.
6.3	Power output metering devices and relevant facilities

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6.3.1	The Power output metering devices shall include kilowatt-hour meter, potential transformer for metering usage, current transformer and secondary circuit, and power energy metering box/tank, etc.

6.3.2	Power output metering devices shall be allocated in accordance with the Technical Administrative Code of Electric Energy Metering (DL/T 448-2000). Neither auxiliary connection point for disconnecting switch nor voltage compensation appliance in any form shall be installed or connected in the secondary circuit of potential transformer.

6.3.3	Static multifunctional kilowatt-hour meter, the technical performance of which is in compliance with the requirement of the Alternating Current Static Watt-hour Meters for Active Energy(Class 0.2S and 0.5S) (GB/T 17883-1999) and the Multifunctional Electricity Meters (DL/T 614-1997), will be adopted. The kilowatt-hour meter shall have the function of voltage and current recording and storage, shall be equipped with standard communication interface, and available for the data local communication and remote transmission (or through the power energy remote terminal).

The technical performance and management status of the electricity power metering devices, which has already been adopted and used, shall be recognized technically by the electricity energy metering inspection and testing agency recognized by the State metering administration authority and confirmed by the Power Seller and the Power Purchaser. As for those aspects which fail to satisfy the requirements, both Parties shall reach an agreement through consultation to provide the time limit for accomplishing the transformation.

6.3.4	Electricity energy meter, capable of metering the on-grid power output and the power output supplied by the Power Purchaser to the Power Seller respectively, which shall fulfill the requirements of Article 6.3.3 hereof, shall be installed at the Metering Point metering both the on-grid power output and power output supplied by the Power Purchaser to the Power Seller.

6.3.5	Electricity energy metering devices shall be inspected and affixed with a seal or seal stamp or other seal measures by the electricity energy metering inspection and testing agency recognized by the State metering administration authority and confirmed by the Power Seller and the Power Purchaser. Neither Party shall unseal, alter the electricity energy metering devices and its interconnected lines or replace the components of the metering devices without consent of the other Party. In case of any technical transformation required by any Party to this Contract, the transformation plan shall only be implemented upon the consent from the counterparty and with the presence of both Parties to this Contract; and the transformation project shall not be put into usage until the completion acceptance has been completed.

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6.4	The Power Seller shall be responsible for the purchase, installation, commissioning, daily management and maintenance of the electric energy metering devices.

6.5	The verification and check of the electric energy metering devices
6.5.1	The defect investigation and periodic verification and check of the electric energy metering devices shall be implemented by the electric energy metering inspection and testing agency recognized by the State metering administration authority and confirmed by the Power Seller and the Power Purchaser, with the presence of both the Power Purchaser and Power Seller; in addition, any costs and expenditures incurred shall be borne by the owner of the electric energy metering devices.

6.5.2	Any Party to this Contract is entitled to require the verification and check, or testing of the electric energy metering devices other than the periodic verification and check at any time, which shall be implemented by the electric energy metering inspection and testing agency recognized by the State metering administration authority and confirmed by the Power Seller and the Power Purchaser. In the event that, after the verification and check, or testing, the deviation is considered to be out of the regulated range, the costs and expenditures incurred shall be borne by the owner of such electricity energy metering devices; in the event that the deviation is considered to be within the regulated range, the costs and expenditure incurred shall be borne by the Party requiring such verification and check.
6.6	Resolution for metering abnormality

In the event that any party to this Contract notices the abnormality or fault of the electric energy metering devices, which affect the metering of the power output, it shall immediately notify the other Party and the electric energy metering inspection and testing agency confirmed by the Power Seller and the Power Purchaser in order to jointly investigate the defect and make such electric energy metering devices restore its normal operation as soon as possible.

Under normal conditions, the settlement for the power output will mainly rely on the data of master meter located on the trade settlement point; in case of abnormal conditions, on the basis of adequate consultation between both Parties, the power output during the period of abnormal conditions shall be determined in light of the information indicated by the voltage and current data in storage.
CHAPTER VII POWER OUTPUT CALCULATION
7.1	The on-grid power output and the power output supplied by the Power Purchaser to the Power Seller shall be settled on a monthly basis in order to realize the goal of

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accounting by day, settlement by month and clearance at the end of the year. The power output shall be calculated in accordance with the power output recorded at 8:00 on the 21st day of each month which has already been confirmed by both Parties.

7.2	Reading and Recording of the Data for Power Output Settlement
7.2.1	Under normal conditions, the accounts shall be settled in accordance with the power output data recorded by the meter located on the Metering Point by the Parties to this Contract.
7.3	Power Output Calculation
7.3.1	On-grid Power Output

On-grid power output shall be the accumulated amount of the total power output (reverse Lingjiang Line +forward Chengjiao Line—forward Lingjiang Line) copied from the Metering Point in accordance with Article 6.2 herein, which has been supplied by the power generator units of the Power Plant to the Power Purchaser.

Any wear and tear of the interconnecting transformer of the Power Plant due to the penetration power of the Power Purchaser shall be borne by the Power Purchaser.

7.3.2	Power Output Supplied by the Power Purchaser to the Power Seller

Power output supplied by the Power Purchaser to the Power Seller means the power output supplied by the Power Purchaser to the Power Seller during the startup and testing period of the Power Plant or the complete outage of the power generator units due to the Power Seller’s reasons, which shall be the accumulated account of the reverse power output through the 35KV Line of Set-up Substation of Liyuantan Station.
7.4	The on-grid power output and power output supplied by the Power Purchaser to the Power Seller shall be respectively settled in light of their corresponding power tariff, which shall not be offset.
CHAPTER VIII SETTLEMENT AND PAYMENT OF ELECTRICITY FEES
8.1	Calculation of Electricity Fees
8.1.1	The electricity fees shall be settled in Renminbi.

8.1.2	The electricity fees for the on-grid power output shall be calculated according to the

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formula set forth below:

Electricity fees = Accumulated Purchased Power Output X the Corresponding On-grid Tariff (including tax)
8.2	Settlement of Electricity Fees
8.2.1	After the meter reading carried out by the Parties to this Contract in accordance with Article 7.2 hereof, the grid dispatching department shall provide the daily check report to the power marketing department for further check, accurately calculate the on-grid power output and electricity fees according to the check result, fill out the Power Output Settlement Statement and Electricity Fees Settlement Statement and settle the electricity fees.
8.3	The Payment of the Electricity Fees for the Power Output Supplied by the Power Purchaser to the Power Seller

Before the promulgation of relevant national regulations, the electricity fees for the power output supplied by the Power Purchaser to the Power Plant which is calculated in light of Article 7.3.2 hereof, shall be calculated in accordance with the average power sale tariff of the grid enterprise, the payment of which shall be made by the Power Plant within the subsequent month.

8.4	Form of Payment

Any amount payable by any Party to this Contract (“Paying Party”) to the other Party to this Contract (“Receiving Party”) in accordance with this Contract shall be directly remitted to the bank account of the Receiving Party as provided in this Contract. In case of any receipt of the written notice for the alteration of account opening bank or the bank account of the Receiving Party, the Paying Party shall remit the amount payable to the altered bank account.

The bank account indicated in the Special Invoice for Value-added Tax issued by the Receiving Party shall be the same as the bank account provided in this Contract or the altered account by written notice.

8.5	Materials and Records

The Parties to this Contract agree to keep the original materials and records respectively so as to facilitate the reasonable checking of the statements and records or the examination of the accuracy of calculations in accordance with this Contract.
CHAPTER IX LIABILITY FOR BREACH OF CONTRACT

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9.1	Any breach of the terms and conditions of this Contract shall be considered as the breach of this Contract, the non-defaulting party shall be entitled to require the defaulting party to compensate its economic losses arising from the breach of contract.

9.2	Besides the provisions stipulated in other chapters hereof, the liabilities for beach of contract which shall be assumed by the Power Purchaser shall also include:

9.3	The loss of the power generator units or equipments of the Power Plant owned by the Power Seller due to the Power Purchaser’s Reason shall be borne by the Power Purchaser.

9.4	Besides the provisions stipulated in other chapters hereof, the liabilities for breach of contract which shall be borne by the Power Seller shall also include:

9.5	The loss incurred by the Power Purchaser, the customer of the power supplied by the Power Purchaser or other persons due to the reasons of the power generator units, other equipments or facilities of the Power Plant owned by the Power Seller, shall be borne by the Power Seller.

9.6	In the event that the Power Seller supplies its generated power directly to the customers, which breaches the regulations of Article 3.2.3 hereof, such power supply shall be considered as the breach of contract. In the event that the Power Seller takes the power for the office usage outside the plant area, employee life and other non-power-generation business, etc. without any consent as the power used for the power generation operation, this kind of action, which shall be deemed as the breach of contract, shall be rectified immediately; the electricity fees for the power supply produced before the completion of the rectification work shall be calculated on the basis of the nature of the power customers confirmed in accordance with the Regulation on Supply and Utilization of Electricity and the corresponding power tariff, which shall be deducted from the electricity fees payable by the Power Purchaser to the Power Seller; in addition, the on-grid plan of the peak time contract for the period, during which the generated power is directly supplied to the customers by the Power Seller, shall be deducted by the equivalent power output. In the event that the Power Seller fails to correct its breach and continues its defaults, the Power Purchaser shall resend to the Power Seller the notice concerning the rectification within the prescribed time as the warning; and if the Power Seller still fails to rectify its breach, the Power Purchaser is entitled to disconnect the Power Seller from its grid, all the consequences and losses of which shall be borne by the Power Seller. In addition, the Power Purchaser is entitled to refuse the payment of the on-grid electricity fees to the Power Seller before the completion of the compensation of the losses caused by the Power Seller.

9.7	The change of the electric lines connection, the movement, alteration and operation of the purchase and sale metering devices, grid-connection equipments and other

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equipments, which has been agreed to be dispatched, used and managed by the Power Seller or the Power Purchaser, shall be deemed as the material breach of contract; in case of any over calculation caused by the aforesaid breaches, besides the return of the balance of the electricity fees, the liquidated damages in the amount equivalent to three (3) times of such balance shall be paid by the Power Seller. In the event that the defaulting period could not be identified, 180 days shall be considered as the basis for the calculation of the balance of the power output and electricity fees. In case of any other loss incurred by the Power Purchaser, such loss shall be borne by the Power Seller.

9.8	In the event of a breach committed by any Party to this Contract, the non-defaulting Party may notify the defaulting Party to cease the breach and serve a written notice regarding the breach correction and payment of liquidated damages set out in this Contract as soon as possible to the defaulting Party. The defaulting Party shall take measures to correct its breach immediately, confirm the breach in accordance with this Contract and make payment of the liquidated damages or compensate the non-defaulting Party.

9.9	Before the expiration date stipulated in this Contract, in case of any express representation or implication indicated through actions taken by any Party to this Contract for the non-performance of this Contract, the other Party to this Contract is entitled to require such Party to assume relevant liabilities for breach of contract.
CHAPTER X EFFECTIVENESS AND TERM
10.1	This Contract, which is deemed as the main contract between the Power Purchaser and the Power Seller with the Grid Connection and Dispatching Agreement as the collateral contract, shall be deemed to be concluded upon the signing of the legal representatives or authorized representative and being affixed with their respective official stamps of the Parties to this Contract, and become effective upon the date of effectiveness stipulated in this Contract.

10.2	The valid term of this Contract shall be from May 16, 2009 to May 17, 2010. Upon the expiration date of this Contract, this Contract may be performed continuously and effectively provided that there is no objection from the Parties to this Contract.

10.3	Within one (1) month before the expiration of this Contract, the Parties to this Contract shall consult with each other in relation to the extension of this Contract.
CHAPTER XI APPLICABLE LAW
11.1	The formation, validity, interpretation, performance and dispute resolution of this Contract shall be governed by the laws of PRC.

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CHAPTER XII AMENDMENT, TRANSFER AND TERMINATION OF THIS CONTRACT
12.1	Any modification, amendment or supplement to this Contract shall be conducted in written form.

12.2	The Power Purchaser and Power Seller expressly represent that, without the written consent from the other Party, neither of them has the right to transfer or assign all or part of its rights or obligation as stipulated in this Contract to any third party.

12.3	During the valid term of this Contract, the Parties to this Contract agree to adjust and amend this Contract accordingly if any of the following events occurs:
(1)	Any changes to the relevant national laws, regulations, rules and polices;

(2)	The promulgation and implementation of relevant rules, measures and regulations, etc. by the State power regulatory authority.
12.4	Termination of this Contract

If any of the following events occurs to any Party to this Contract, the other Party is entitled to terminate this Contract thirty (30) days after the service of the termination notice:
(1)	If any Party to this Contract goes bankrupt or liquidated, or the business license or the power business permit of any Party to this Contract or the Power Plant is revoked;

(2)	If any Party to this Contract is merged with the other Party, or all or majority of the assets of any Party to this Contract are transferred to another entity, which cannot assume all obligations of the transferring Party stipulated in this Contract;

(3)	If the Grid Connection and Dispatching Agreement entered into between and by the Parties to this Contract is terminated.
CHAPTER XIII DISPUTE RESOLUTION
13.1	All disputes arising from the performance of this Contact and in connection with this Contract may be resolved through friendly consultation or mediation by the power regulatory authority. In the event that no settlement can be reached through friendly consultation or mediation, any Party to this Contract may submit the dispute to the

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people’s court.
CHAPTER XIV MISCELLANEOUS
14.1	Appendix to this Contract

Appendix II: Diagram for the Main Wiring and Metering Points of the Power Plant

The Appendix to this Contract shall constitute the integral part of this Contract, which has the same effect as this Contract.

14.2	Text

The Contract comprises nine (9) pages, and is executed in four (4) counterparts, and each Party to this Contract holds two (2) counterparts.

14.3	The Power Purchaser and the Power Seller have reached the understanding for Article 8.2 hereof as below:

Considering the irregular market and economy order in the current period, the Power Seller understands and agrees that the electricity fees provided in this Contract shall be paid by the Power Purchaser in accordance with the ratio equivalent to the recovery rate of the electricity fees for the sold power of the Power Purchaser.

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The Power Seller: Sichuan Cangxi Electric Power Co., Ltd.
               (stamp)
Legal Representative (or Authorized Representative):
Contact Person: Li Min
Signing Date: May 16, 2009
Signing Place:
The Seller: Sichuan Huabang Hydroelectric Development Co., Ltd.
               (stamp)
Legal Representative (or Authorized Representative):
Contact Person:
Signing Date: May 16, 2009
Signing Place:

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Appendix: Power Supply Circuit and Property Rights Demarcation Diagram

544 Lingjiao Line (35KV)
Lingjiang Metering Point
(CT: LCZ35-300/5; PT: 35000/100)
Chengjiao Metering Point
(CT: JDZW35-75/5; PT: 35000/100
The junction point of "T" is the interim demarcation point of property rights
F
F
F
F
F
F
F1
F6
2000KW
2000KW
Liyuantan Hydropower Station

NOTE: 544 Lingjiao Line (35KV); The junction point of "T" is the interim demarcation point of property rights

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GRID CONNECTION AND DISPATCHING AGREEMENT
PARTY A: Sichuan Cangxi Electric Power Co., Ltd.
PARTY B: Sichuan Huabang Hydroelectric Development Co., Ltd.
SIGNING PLACE: Sichuan Cangxi Electric Power Co., Ltd.
SINGING TIME: May 17, 2009

CONTENT

CHAPTER I	DEFINITION AND INTERPREATION	5
CHAPTER II	REPRESENTATION	9
CHAPTER III	OBLIGATIONS	10
CHAPTER IV	CONDITIONS FOR GRID CONNECTION	13
CHAPTER VI	POWER GENERATION PLAN	19
CHAPTER VII	EQUIPMENT OVERHAUL	20
CHAPTER VIII	RELAY PROTECTION AND AUTOMATIC SAFETY DEVICES	24
CHAPTER IX	DISPATCHING AUTOMATIZATION	28
CHAPTER X	DISPATCHING COMMUNICATION	30
CHAPTER XI	ACCIDENT SETTLEMENT AND INVESTIGATION	32
CHAPTER XII	FORCE MAJEURE	34
CHAPTER XIII	LIABILITY FOR BREACH OF AGREEMENT	36
CHAPTER XIV	EFFECTIVENESS AND TERM	41
CHAPTER XV	ALTERATION, TRANSFER AND TERMINATION OF THIS AGREEMENT	41
CHAPTER XVI	DISPUTES SETTLEMENT	42
CHAPTER XVII	GOVERNING LAWS	43
CHAPTER XVIII	MISCELLANEOUS	43
SPECIFICATION CLAUSES		47
APPENDIX I	DIAGRAM FOR THE GRID CONNECTION POINTS	50
APPENDIX II	THE TECHNICAL PARAMETERS OF THE POWER STATION	51
APPENDIX III	THE DISPATCHING DIVISION OF THE POWER STATION’S EQUIPMENT	54

(Agreement Number: 2009001)
GRID CONNECTION AND DISPATCHING AGREEMENT
This Grid Connection and Dispatching Agreement (this “Agreement”) is entered into by and between the two parties set forth below:
Party A:	Sichuan Cangxi Electric Power Co., Ltd., a grid operation enterprise, which is registered with the Administration for Industry and Commerce of Cangxi County, Guangyuan City, Sichuan Province, with the tax registration number of 510824206100402 and legal address at No.13, Renmin West Road, Lingjiang Town, Cangxi County, whose legal representative is Zhang Rong An;

Party B:	Sichuan Huabang Hydroelectric Development Co., Ltd., a power generation enterprise with legal person status, which is registered with the Administration for Industry and Commerce of Sichuan Province, having obtained the power business permit for the power generation of the hydropower station referred hereof (with the permit number of 1052508-00613 ), which is issued by the State Electricity Regulatory Commission, with the tax registration number of 51082466027032-1 and legal address at Jin Xia Yi Yuan, Binjiang Road, Cangxi County, whose legal representative is John • Kuhns.
WHEREAS:
(1)	Party A operates and manages the power grid available for the operation of the power station, and agrees the grid-connection operation of the power station owned by Party B in accordance with the stipulations of this Agreement;

(2)	Party B owns, operates and manages the Cangxi Liyuan Hydropower Station (the “Power Station”) over the Donghe River, the branch river of Jialingjiang River, which is located at Renhe Village, Zhongtu Township, Cangxi County, Sichuan Province, with a total installed capacity of 12MW, and agrees to connect the Power Station to the grid owned by Party A in accordance with the stipulations of this Agreement.
In order to ensure the safety, high quality and economic operation of the electric power system, regulate the dispatching and on-grid operations, and protect the lawful rights and interests of the two parties to this Agreement (hereinafter collectively referred to as “both Parties” as well as individually as “Party”), on the principle of equality, willingness and good faith, both Parties hereto have entered into this Agreement through consultations in accordance with the Electric Power Law of the People’s Republic of China, the Contract Law of the People’s Republic of China, the Administration Regulations on the Dispatching of Power Grids and other relevant laws and regulations of the People’s Republic of China.

CHAPTER I DEFINITIONS AND INTERPREATIONS
1.1	Unless otherwise required by the context, the following terms used in this Agreement shall have the meanings set forth as follows:
1.1.1	“Power Dispatching Agency” refers to the power dispatching center of Sichuan Cangxi Electric Power Co., Ltd., an agency for the organization, direction, guidance and coordination of the power system operation in accordance with law, which is affiliated to Party A;

1.1.2	“Power Station” refers to the power generation facilities and all its auxiliary facilities stretching to the property demarcation point in the Donghe River, the branch river of Jialingjiang River, which is owned and operated and managed by Party B and located at Renhe Village, Zhongtu Township, Cangxi County, Sichuan Province, with a total installed capacity of 12 MW (six (6) generator units have been installed, which are No.1 generator unit with the capacity of 2 MW, No.2 with the capacity of 2 MW, No.3 with the capacity of 2 MW, No.4 with the capacity of 2 MW, No.5 with the capacity of 2 MW and No.6 with the capacity of 2 MW, please refer to Appendix II for technical parameters of such generator units).

1.1.3	“Grid-connection Point” refers to the interconnection points between the Power Station and the power grid (please refer to Appendix I).

1.1.4	“Initial Grid Connection Date” refers to the first day for the synchronous connection of the Power Station (generator units) and the grid.

1.1.5	“Application Letter for Grid Connection” refers to the written application documents submitted by Party B to Party A for the grid-connection of its Power Station (generator units).

1.1.6	“Grid-connection Form” refers to one systematic connection form between the Power Station (generator units) and the power grid.

1.1.7	“AGC” refers to Automatic Generation Control.

1.1.8	“AVC” refers to Automatic Voltage Control.

1.1.9	“RTU” refers to Remote Terminal Unit.

1.1.10	“Disconnection” insofar as this Agreement is concerned, specially refers to the electric interruption of the connection between the power grid and the generation equipments which are interconnected to the power grid for operation.

1.1.11	“Special Operation Mode” refers to the operation arrangement for the abnormal line connection mode of the Power Station or the power grid, which is different from the normal line connection mode, as a result of certain demand.

1.1.12	“Unit Available Capacity” refers to the output of the generator units after the modification as required by the restrictions of the equipment conditions from time to time.

1.1.13	“Planned Outage” refers to the status of the units of Power Station during the planned overhaul and reserve periods, including the general overhaul, the maintenance, the planned overhaul for general service system, and the holiday repairing, the elimination of defects during off-break period, the shutdown reserve, and etc. which are required by the Power Dispatching Agency.

1.1.14	“Unplanned Outage” refers to the unavailable status of the units of the Power Station other than Planned Outage. Based on the outage urgency, the Unplanned Outage can be classified into five categories: (1) immediate outage; (2) the outage which could be delayed for a short while but the units must exit within six hours; (3) the outage which could be postponed over six hours but the units must exit within seventy-two hours; (4) the outage which could be deferred over seventy-two hours but the units must exit before the next Planned Outage; and (5) the prolonged outage which is beyond the period of the Planned Outage.

1.1.15	“Forced Operation Outage” refers to the unplanned operation outage listed out as categories (1), (2) and (3) described in Article 1.1.14 hereof.

1.1.16	“Equivalent Derated Output Outage Hours” refers to the outage hours calculated in accordance with the maximum output on the nameplate, which are converted from the derated output hours.

1.1.17	“Equivalent Unplanned Outage Hours” refers to the sum of the hours for the Unplanned Outage and equivalent hours for unplanned derated output.

1.1.18	“Annual Allowable Planned Outage Hours” refers to the allowable Planned Outage hours for any given year determined by both Parties in accordance with the classification of the same class generator unit model connected to the same grid, on the basis of the recommendations from the equipment manufacturer and the operation conditions of the on-grid generator units, which could be divided into the Annual Allowable Planned Outage Hours for general overhaul year and the Annual Allowable Planned Outage Hours for the year without general overhaul.

1.1.19	“Annual Allowable Equivalent Unplanned Outage Hours” refers to the equivalent allowable Unplanned Outage hours for any given year determined by both Parties in accordance with the classification of the same generator unit model connected to the same grid, on the basis of the recommendations from the equipment manufacturer and the operation conditions of the on-grid generator units, which can be divided into the Annual Allowable Equivalent Unplanned Outage

Hours for general overhaul year and the Annual Allowable Equivalent Unplanned Outage Hours for the year without general overhaul. The Unplanned Outage herein refers to the Unplanned Outage due to Party B’s Reason.

1.1.20	“Daily Power Generation Dispatching Plan Curve” refers to the curve formulated by the Power Dispatching Agency per day to determine the power generation output of every time period for the next day.

1.1.21	“Emergencies” refers to the material accidents occurred to the power generation or supply facilities within the power system, including the conditions the grid frequency or voltage being over the prescribed limit, the loading of the transmission and transformation facilities being over the regulated value, the power value of the main lines being over the specified stable limit, and other operation situations that may threaten the safe operation of the power grid, and cause the breakdown of the power system to the extent of a large area power-cut.

1.1.22	“Dispatching Regulation of Power System” refers to the regulations to regulate the dispatching and operation of the power system in the local area, which is formulated in accordance with the Administration Regulations on the Dispatching of Power Grids, national and power industry standards.

1.1.23	“Party A’s Reason” refers to Party A’s requirement or liabilities that may be attributed to Party A, including the liabilities for enlargement of accidents, which shall be assumed by Party A , due to the non-implementation of the relevant national regulations and standards and etc. by Party A.

1.1.24	“Party B’s Reason” refers to Party B’s requirement or liabilities that may be attributed to Party B, including the liabilities for enlargement of accidents, which shall be assumed by Party B, due to the non-implementation of the relevant national regulations and standards and etc. by Party B.

1.1.25	“Power Purchase and Sale Contract” refers to the contract entered into by and between Party A and Party B for the purchase and sale of the power generated by the Power Station, and other relevant business issues.

1.1.26	“Force Majeure” refers to any objective circumstances which cannot be foreseen, avoided and overcome, including volcanic explosion, tornado, snowstorm, mudslide, landslide, flood, fire, the inflow water quantity below the designed quantity, and earthquake, typhoon, lightning, fog-flash, icing flashover and ice coating, etc. with an intensity over the designed standard,, and nuclear radiation, war, plague, riot, etc.
1.2	Interpretation
1.2.1	All headings hereof are only for the convenience of reading and shall not affect the interpretations of this Agreement in any way.

1.2.2	The Appendices hereto shall have the same legal effect as the text of this Agreement.

1.2.3	Unless otherwise agreed by both Parties, this Agreement shall be binding on the lawful successors or assignees of any Party.

1.2.4	Unless otherwise required by the context, the year, month and day mentioned in this Agreement shall be the year, month and day in Gregorian calendar.

1.2.5	The word “include” herein shall mean “include without limitation”.

1.2.6	All numbers and durations mentioned in this Agreement shall include the given numbers.
CHAPTER II REPRESENTATIONS OF BOTH PARTIES
Each Party hereby represents to the other Party that:
2.1	It is an enterprise duly established and validly and legally in existence in accordance with law, which has the full right to execute and the ability to perform this Agreement.

2.2	All procedures required for the execution and performance of this Agreement (including the procurement of the requisite governmental approvals, business license and power business permit, etc.) have been legally and validly accomplished.

2.3	Upon the execution of this Agreement, no judgment, verdict, award or specific administrative act has been issued or conducted by any courts, arbitration institutes, administrative authorities or other regulatory bodies that is sufficient to have material adverse effect on its performance of this Agreement.

2.4	All internal authorization procedures required for executing this Agreement have been accomplished and this Agreement is signed by its legal representative or authorized representative. This Agreement shall be binding on both Parties after it comes into effect.
CHAPTER III OBLIGATIONS OF BOTH PARTIES
3.1	Party A’s obligations shall include:
3.1.1	To abide by the national laws and regulations, national and power industry standards; and to carry out the unified dispatching of the Power Station (please refer to Appendix III for the detailed information of the dispatching range) in accordance with the technical specializations of the Power Station and regulations and rules of the power system, on the principle of publicity, fairness and justice, for the purpose of the safe, high quality and economic operation of the power system.

3.1.2	To be responsible for the operation management, overhaul maintenance and technological improvement of the relevant equipments and facilities of the grid under its dispatching control to satisfy the requirements of the normal operation of the Power Station.

3.1.3	To formulate and provide to Party B on schedule the monthly power generation plan, the daily generation dispatching plan curve and the reactive output curve (or voltage curve) in accordance with the provisions of the Power Purchase and Sale Contract and the actual conditions of the power grid operation, on the basis of the proposed power output dispatching and control purpose released by relevant department.

3.1.4	To reasonably arrange the equipment overhaul of the Power Station.

3.1.5	To support and cooperate with Party B for the technological improvement and parameters adjustment for certain equipments; to direct and coordinate the dispatching and operation management in connection with the grid carried out by Party B; to conduct direction and coordination to the electric equipment, relay protection and automatic safety devices, excitation system (including PSS), AGC and governor system, electricity metering system, power dispatching communication, dispatching automatization and other relevant specification and business during the operation of Party B, which are related to the safe operation of the power grid.

3.1.6	To disclose immediately to Party B the information in relation to the defects of grid material equipments relating to Party B, and the power transmission capacity relating to the Power Station, and to disclose periodically to Party B the power dispatching information relating to Party B.

3.1.7	To amend the corresponding regulations and rules in time in accordance with the requisite procedures on the basis of the requirements of the power system operation and the specializations of the equipments owned by Party B.

3.1.8	To take measures to prevent the occurrence of the accidents affecting the safe operation of the power system; to carry out various specialized and professional safety examinations and inspections for the grid safety periodically, and formulate counter-accident measures as required. Upon the authorization of power regulatory authority, the Power Dispatching Agency shall formulate, organize and carry out the unified grid and Power Station counter-accident rehearsal scheme.

3.1.9	To cooperate with Party B for accident investigation.
3.2	Party B’s obligations include:
3.2.1	To abide by the national laws and regulations, national and power industry standards, and regulations and rules of the power system to which Party B is connected; and to obey the unified dispatching of the Power Dispatching Agency and organize the Power Station’s production reasonably, for the purpose of safe, high quality and economic operation of the power system.

3.2.2	To organize the real-time production and operation of the Power Station in accordance with the dispatching directions released by the Power Dispatching Agency, and participate in the cycling loading, frequency modulation, voltage regulation and reserve operation of the power system.

3.2.3	To provide the overhaul plan recommendation for the Power Station equipments as required by Power Dispatching Agency, and implement the approved overhaul plan and carry out the overhaul and maintenance for the equipments.

3.2.4	To accept the operation direction and coordination released by Party A, which are made in accordance with Article 3.1.5 hereof, and employ corresponding technical management and equipment overhaul staff to cooperate with Party A.

3.2.5	To conduct the technological improvement and parameter adjustment to its equipments in time as required and file them with Party A (in case of involving the safety of the grid, subject to the approval of Party A).

3.2.6	To provide the information in relation to the equipment operation and production of the Power Station (including the water conditions) to Party A on a prompt, accurate, objective and complete basis.

3.2.7	To formulate the spot operation regulation in compliance with the relevant power system regulations and rules of Party A, and file with Party A.

3.2.8	To take measures to prevent the occurrence of the accidents affecting the safe operation of the power system; to coordinate with Party A to carry out periodically various specialized and professional safety examinations and inspections in relation to the grid safety, implement the precaution advanced during the examination and inspection; in case of any specified counter-accident measures or other power system requirements of the Power Dispatching Agency, to carry out such requirements and measures and maintenance; to file relevant documents regarding the safety measures with the Power Dispatching Agency; and to participate in the unified counter-accident rehearsal organized by the Power Dispatching Agency.

3.2.9	To cooperate with Party A for accident investigation.
CHAPTER IV CONDITIONS FOR GRID CONNECTION
4.1	The primary and secondary equipments of Party B shall be complied with the national and power industry standards and other relevant regulations, installed and tested in accordance with the designed requirements examined and confirmed by the State authorized agency, and accepted as qualified in accordance with the completion acceptance procedures for the basic construction regulated by the State; in addition, the mode for normal grid connection operation has been identified, relevant parameters have been reasonably matched, the value for the equipment setting has been set as required, and the conditions for the operation connected to Party A’s grid and the acceptance of the unified dispatching released from the Power Dispatching Agency has already been satisfied.

4.2	The relay protection and automatic safety devices of the Power Station (including the excitation system and governor system) shall be complied with national and power industry standards, and other relevant regulations, installed and tested in accordance with the designed requirements examined and confirmed by the State authorized agency, accepted as qualified in accordance with the completion acceptance procedures for the basic construction regulated by the State and complied with the relevant regulations under Chapter 8 hereof.

4.3	The dispatching automatization facilities of the Power Station shall be complied with national and power industry standards, and other relevant regulations, installed and tested in accordance with the designed requirements examined and confirmed by the State authorized agency, accepted as qualified in accordance with the completion acceptance procedures for the basic construction regulated by the State and complied with the relevant regulations under Chapter 9 hereof.

4.4	The power dispatching communication facilities of the Power Station shall be complied with national and power industry standards, and other relevant regulations, installed and tested in accordance with the designed requirements examined and confirmed by the State authorized agency, accepted as qualified in accordance with the completion acceptance procedures for the basic construction regulated by the State and complied with the relevant regulations under Chapter 10 hereof.

4.5	The electricity energy measuring appliance of the Power Station shall be configured with the requirements of the Technical Administration Code of Electric Energy Metering Devices (DL/T 448-2000), and pass the testing and acceptance jointly organized by Party A and Party B.

4.6	Party B has taken the safety precaution measures to the secondary system of the Power Station in accordance with the requirements of the Regulations on Safe Protection of Computer Monitoring and Control Systems and Dispatching Data Networks of Power Grids and Power Plants (No.30 Decree issued by the former State Economic and Trade Commission) and other relevant regulations, which has been confirmed by Power Dispatching Agency for operation availability.

4.7	Regulations for the operation and overhaul of the Power Station, relevant management rules have been formulated; and among other regulations, the regulations in relation to the grid safety shall be complied with the safety administration regulations for grid.

4.8	The on-duty operator with the dispatching receipt right of the Power Station has been trained strictly, obtained relevant qualification certificate for work in accordance with the Administration Regulations on the Dispatching of Power Grids and other relevant regulations.

4.9	The primary and secondary equipments of Party A corresponding to the operation of Party B shall be complied with the national and power industry standards and other relevant regulations, installed and tested in accordance with the designed requirements examined and confirmed by the State authorized agency, and accepted as qualified in accordance with the completion acceptance procedures for the basic construction regulated by the State; in addition, relevant parameters have been reasonably matched, the value for the equipment setting has been set as required, and the conditions for the operation connected to the Power Station has already been satisfied.

4.10	The counter-accident measures corresponding to the Emergencies that might be occurred after the on-grid connection of the Power Station have been formulated by Party A and Party B, which has already been filed with the Power Dispatching Agency.

CHAPTER V DISPATCHING AND OPERATION
5.1	The on-duty operator of the Power Station, during the operation, shall strictly obey the dispatching directions released by the on-duty dispatcher of the Power Dispatching Agency.
5.1.1	The Power Station shall quickly and accurately implement the dispatching directions released by the Power Dispatching Agency without any excuse to refuse and delay. In the event that the implementation of such dispatching directions might threaten the safety of the personnel or the equipment, the relevant conditions and reasons shall be immediately reported to the on-duty dispatcher of the Power Dispatching Agency to determine the continuity of such implementation.

5.1.2	The Power Station must operate the equipments under the direct dispatching of the Power Dispatching Agency strictly in accordance with the dispatching directions and relevant implementation regulations concerning the dispatching, and accurately report the spot conditions and reply to the relevant inquiry of the on-duty dispatcher of the Power Dispatching Agency.

5.1.3	The operation of the equipments within the dispatching jurisdiction of the Power Dispatching Agency shall be applied for the permit to the on-duty dispatcher of the Power Dispatching Agency by the on-duty operator of the Power Station in advance, and the on-duty operator of the Power Station shall operate such equipments upon the consent from the on-duty dispatcher of the Power Dispatching Agency in accordance with the power system dispatching regulations and the spot operation regulations of the Power Station.
5.2	The Power Dispatching Agency shall reasonably arrange the Daily Power Generation Dispatching Plan Curve as required. During the real-time operation, the on-duty dispatcher could make available adjustment to the Daily Power Generation Dispatching Plan Curve due to the real operation conditions, the notice of which shall be sent to the on-duty operator of the Power Station sixty (60) minutes in advance.

5.3	In case of any abnormal conditions during the equipment operation of the Power Station, the Power Station shall apply for the overhaul twenty four (24) hours in advance to the Power Dispatching Agency according to the provisions of the power system dispatching regulations. In light of the provisions of the power system dispatching regulations and the real conditions of the grid, the Power Dispatching Agency shall, in compliance with the relevant regulated procedures, reply to the relevant overhaul application twelve (12) hours in advance and amend the plan accordingly. In case of any urgent outage, the Power Dispatching Agency shall reply to such application on the basis of the real conditions immediately, and the Power Station shall carry out the overhaul according to the final approval from the Power Dispatching Agency.

5.4	The Power Dispatching Agency shall, on the principle that the generator units on the same grid, of the same type, with the same technical conditions, shall be modulated to a basically same extent, in accordance with the grid structure and the electric technical conditions of the Power Station, arrange the participation of the Power Station in the cycling loading, frequency modulation, voltage regulation and reserve operation of the power system safely, qualifiedly and economically.
5.4.1	Cycling Loading

The Power Station shall participate in the cycling loading of the power system, the capacity of which is agreed by both Parties to be 4 MW.

5.4.2	Frequency Modulation

Upon the agreement between and by Party A and Party B, the Power Station (generator units), upon the normal operation of the Cangxi grid, shall be considered as the power station free from frequency modulation; upon the isolated grid operation of the Cangxi grid, the Power Station(generator units) shall be considered as the first frequency modulation power station, the generator units shall be required to participate in the frequency modulation of the power system in accordance with the power system dispatching regulations.

5.4.3	Voltage Regulation

The Power Station shall be operated in accordance with the reactive output curve (or voltage curve) released by the Power Dispatching Agency to ensure the operation of the busbar voltage of the Power Station within the prescribed range. In the event that the Power Station has lost its control on the voltage, such conditions shall be immediately reported to the on-duty dispatcher of the Power Dispatching Agency.

5.4.4	Reserve Operation

In case of being required by the Power Dispatching Agency, the Power Station shall reserve certain ratio rotary standby capacity; in the event that the rotary standby capacity could not satisfy the requirement of the Power Dispatching Agency, such conditions shall be immediately reported to the on-duty dispatcher of the Power Dispatching Agency.
5.5	In case that the Special Operation Mode of Party A, which is required by the equipment renewal and transformation, and etc., may affect the normal operation of the Power Station, the relevant amended scheme shall be notified to the Power Station by the Power Dispatching Agency seven (7) days in advance, and the agreed scheme shall be carried out.

5.6	In case that the Special Operation Mode of Party B, which is required by the equipment renewal and transformation, and etc., may affect the normal operation of the grid, the relevant amended plan shall be notified to the Power Dispatching Agency seven (7) days in advance, and the agreed scheme shall be carried out.

5.7	The periodical joint conference of grid and power plant organized by the Power Dispatching Agency and its grid-connected power stations shall invite Party B, during which, grid operation conditions could be analyzed, the system situations could be anticipated, the implementation of relevant technical measures for the grid safety could be illustrated, and material issues for the power system operation could be consulted. Party B shall attend such grid and power plant joint conference, and present the operation conditions of the Power Station and the implementation conditions of relevant technical measures of the Power Station safety.

5.8	The written name list of the relevant on-duty staff of Party A and Party B shall be exchanged, and relevant alterations shall be notified to each Party in time.
CHAPTER VI POWER GENERATION PLAN
6.1	Party B shall, on the basis of the executed Power Purchase and Sale Contract and the real operation conditions of the Power Station, submit its proposed daily, monthly, annual and holiday power generation plans, and proposed power generation plan under Special Operation Mode, in accordance with the requirements set forth below:
(1)	Before December 10 of each year, Party B shall submit the power generation plan recommendation for the next year to Party A;

(2)	Before the 20th day of each month, Party B shall submit the proposed power generation plan for the next month to Party A;

(3)	Five (5) days before the statutory national holidays (including New Year’s Day, Spring Festival, May Day, National Day and etc.) or the implementation of the Special Operation Mode, Party B shall submit the proposed power generation plan for holidays or Special Operation Mode to Party A.

6.2	Party A shall notify Party B of the formulated monthly power generation plans for the next year before December 25 of each year, in accordance the Power Purchase and Sale Contract with the consideration of the proposed power generation plans applied by Party B.

6.3	Party A shall notify Party B of the formulated power generation plans for the next month, the holiday or the Special Operation Mode before the 25th day of each month, three (3) days before the holidays or three (3) days before the implementation of the Special Operation Mode, in light of the annual power generation plan per month formulated in accordance with Article 6.2 hereof, the schedule for the completed power generation output and the recent loading conditions of the grid.

6.4	The Power Dispatching Agency shall formulate the Daily Power Generation Dispatching Plan Curve for the next day in accordance with the monthly power generation plan formulated according to Article 6.3 hereof, the real condition of the grid and the data supplied by the Power Station (the Power Station shall submit to the Power Dispatching Agency for the next day’s maximum Available Capacity or the alteration conditions for the Available Capacity of the generator units of the Power Station before 14:00 of each day, and report the defects and default which affect the capacity of its generator units), and release such Daily Power Generation Dispatching Plan Curve for the next day to the Power Station before 18:00 of each day.

6.5	The Power Station shall strictly carry out the Daily Power Generation Dispatching Plan Curve released by the Power Dispatching Agency (including the amended curve temporarily by the on-duty dispatcher) and dispatching directions, and adjust the active output of the generator units in time and arrange the production and operation of the Power Station.

CHAPTER VII EQUIPMENT OVERHAUL
7.1	The equipment overhaul of the grid-connected stations shall be carried out as planned.
7.1.1	Party B shall submit to the Power Dispatching Agency proposed annual and monthly equipment overhaul plans, and proposed equipment overhaul plans for holidays and Special Operation Mode as the submission of the proposed monthly, annual and holiday power generation plans, and proposed power generation plan under Special Operation Mode to the Power Dispatching Agency as planned in this Agreement.

7.1.2	After the consultation of Party A and Party B, the Power Dispatching Agency will incorporate the equipment overhaul plan into the annual and monthly overhaul of the power system, and the overhaul plan for holidays and Special Operation Mode.
(1)	Before the 25th day of December of each year, to notify the Power Station of the approved equipment overhaul plan of the Power Station for the next year;

(2)	Before the 22nd day of each month, to notify the Power Station of the approved equipment overhaul plan of the Power Station for the next month;

(3)	Seven (7) days before the statutory national holidays or the implementation of the Special Operation Mode, to notify the Power Station of the approved equipment overhaul plan of the Power Station for the holidays and Special Operation Mode.
7.2	In the event that the Power Station needs to resolve the defects during the system load valley period (from 23:00 of the given day to 7:00 of the next day), it shall apply to the Power Dispatching Agency before 16:00 of the given day, and the Power Dispatching Agency shall try its best to arrange such plan in accordance with the real conditions of the grid and amend the Daily Power Generation Dispatching Plan Curve in time.

7.3	Overhaul Application and Reply

The Power Station shall submit to the Power Dispatching Agency with the overhaul application before its implementation of the overhaul work, and commence the work upon the approval for the overhaul from the Power Dispatching Agency.
7.3.1	The overhaul application shall be submitted to the Power Dispatching Agency three (3) days prior to the commencement of the overhaul work.

7.3.2	The overhaul application shall include the content of the name of the equipments for overhaul, the overhaul details, the measures for segregation, the requirements for the power system and etc.

7.3.3	The Power Dispatching Agency shall notify the Power Station the reply to the overhaul application two (2) days prior to the commencement of the overhaul work, and point out the safety measures and other requirements that the Power Station shall take or pay attention to; in addition, the corresponding Emergencies preplan shall be made as well.
7.4	Party B shall strictly carry out the approved overhaul plan, and complete the overhaul work on schedule.
7.4.1	In the event that the Power Station can not complete its approved overhaul plan on schedule due to the reason of itself, it shall submit the application for the amendment to the approved overhaul plan to the Power Dispatching Agency two (2) days before the approved planned commencement date of the overhaul plan. The Power Dispatching Agency shall reasonably adjust the overhaul plan in accordance with the grid operation conditions; in the event that the overhaul plan can be re-arranged, the Power Dispatching Agency shall notify the Power Station the adjusted overhaul plan of the Power Station one (1) day in advance; in the event that the overhaul plan cannot be re-arranged, the Power Station shall do its best to implement the originally approved overhaul plan; otherwise, the Power Dispatching Agency will not arrange extra planned overhaul within the current year in principle.

7.4.2	In the event that the overhaul work of the Power Station is required to be extended, the Power Station shall apply to the Power Dispatching Agency for the extension procedures for the overhaul work before the completion of half of the overhaul work.

7.4.3	In the event that the Power Station cannot carry out the overhaul work on schedule due to the requirement of the operation of the power system, the Power Dispatching Agency shall conduct a consultation with the Power Station in advance, adjust the overhaul plan and notify the Power Station. In the event that the power generator units have to be operated extendedly, Party A and Party B shall, in accordance with relevant regulations, take the consultation for the Emergencies measures for any possible condition, and the overhaul procedures from the operation condition corresponding to the overhaul of the generator units.
7.5	If the grid overhaul may affect the supply capacity of the Power Station, the grid overhaul shall try to be carried out in cooperation with the equipment overhaul (or the outage for reserve) of the Power Station.

7.6	The Power Dispatching Agency shall make a reasonable arrangement for the overhaul of the grid, relay protection and automatic safety devices of Power Station, power dispatching automatization, power dispatching communication system and other secondary equipments under its dispatching. In principle, the overhaul for the secondary equipments shall not affect the normal operation of the primary equipments; otherwise, the overhaul for the secondary equipments shall be carried out in cooperation with the overhaul for the primary equipments as much as possible.

7.7	After the overhaul of the equipments, the Power Station shall report to the Power Dispatching Agency in time and resume the operation of the equipment in accordance with relevant regulations.

CHAPTER VIII RELAY PROTECTION AND AUTOMATIC SAFETY DEVICES
8.1	Party A shall abide by the regulations and rules for the design, operation and management of the relay protection and automatic safety devices, be responsible for the operation management of the relay protection and automatic safety devices within the its dispatching jurisdiction in accordance with the requirements set forth below:
(1)	To be responsible for the setting calculation and operation of the relay protection and automatic safety devices within its dispatching jurisdiction, and carry out analysis and valuation for the running conditions of the devices;

(2)	To conduct periodic check and maintenance and testing on the relay protection and automatic safety devices within its dispatching jurisdiction to make them comply with the originally determined device technical requirements and the entire requirements of the Power Dispatching Agency; and to keep the testing reports and records in full;

(3)	After the running of the grid relay protection and automatic safety devices, to carry out the analysis and settlement in accordance with the regulations, and report the relevant materials to the Power Dispatching Agency immediately; if such running of the grid relay protection and automatic safety devices is related to the Power Station, the analysis and settlement for the accidents shall be carried out in cooperation with the Power Station;

(4)	In case of any mistaken running of or defect on the grid relay protection and automatic safety devices, to settle it down in accordance with relevant regulations immediately, report relevant materials to the Power Dispatching Agency, and take the precaution measures in time; if such mistake or defect is related to the Power

Station, relevant situation shall be notified to the Power Station in written form;

(5)	To direct and assist the Power Station in carrying out the setting and operation of the grid relay protection and automatic safety devices, and provide necessary technical support to the Power Station;

(6)	To strictly implement the counter-accident measures for the relay protection and automatic safety devices issued by the State and relevant department authority;

(7)	To complete the operation analysis report for the relay protection and automatic safety devices of last month before the 15th day of each month; in addition, provide one (1) copy of such report to Party B.
8.2	Party B shall abide by the regulations and rules for the design, operation and management of the relay protection and automatic safety devices, be responsible for the operation management of the relay protection and automatic safety devices under its control, in accordance with the requirements set forth below:
(1)	To be responsible for the calculation setting and operation maintenance of the relay protection and automatic safety devices under its control (the setting values for the relay protection and automatic safety devices of the Power Station within the dispatching jurisdiction of the Power Dispatching Agency shall be released by the Power Dispatching Agency, and setting values of the other relay protection and automatic safety devices of the Power Station shall be calculated and set by the Power Station itself, which shall be filed with the Power Dispatching Agency), and to analyze and valuate the running conditions of the devices;

(2)	To conduct periodic check and maintenance and testing on the relay protection and automatic safety devices under its control to make them comply with the originally determined device technical requirements and the setting requirements;

and to keep the testing reports and records in full;

(3)	To make the relay protection and automatic safety devices relating to the grid matched with the relay protection and automatic safety devices of the grid, the relevant model selection of which shall be approved by the Power Dispatching Agency;

(4)	In case of any alteration to the relay protection and automatic safety devices of Party A, to make the Power Station change and adjust its setting values and operation conditions of the relay protection and automatic safety devices controlled by it in accordance with the requirements of the Power Dispatching Agency;

(5)	In case of any running of the relay protection and automatic safety devices of the Power Station, to report this condition to the on-duty dispatcher of the Power Dispatching Agency immediately, analyze and settle down such condition in accordance with the regulations, and deliver relevant materials to the Power Dispatching Agency; in the event that such running is related to the grid, to coordinate with the Power Dispatching Agency for such analysis and settlement;

(6)	In case of any mistaken running of or defects on the relay protection and automatic safety devices of the Power Station, to immediately report to the on-duty dispatcher of the Power Dispatching Agency, settle it down in accordance with relevant regulations, analyze the reasons, and take the precaution measures in time; if such mistake or defect is related to the grid, to deliver relevant conditions to the Power Dispatching Agency in written form;

(7)	To take the counter-accident measures for the relay protection and automatic safety devices promulgated by the State or relevant authorities;

(8)	To complete the operation analysis report for the relay protection (including line protection, transformer protection, generator units protection and busbar protection) and automatic safety devices of the previous month before the 5th day of each month with a copy of such report to the Power Dispatching Agency.
8.3	In order to improve the stability of the power system, both Parties shall renew and transform the equipments immediately.
8.3.1	The renewal and transformation for the relay protection and automatic safety devices conducted by both Parties shall be coordinated to ensure the compatibility of the equipments [20].

8.3.2	The transformed equipments shall pass the testing and completion acceptance, then be put into operation upon the confirmed qualification.
8.4	The relay protection and automatic safety devices of Party B shall reach the following main operational parameters (excluding any mistaken running and missing running due to Party A’s Reason):
(1)	The main protection operational rate of the relay protection ≥ 100%;

(2)	The accurate rate for the protection running for 6 KV and above ≥ 100%;

(3)	The availability for the fault recording ≥ 95%;

(4)	The operation rate for the automatic safety devices ≥ 95%;

(5)	The accurate rate for the automatic safety devices running ≥ 100%;

(6)	Other operational parameters agreed by both Parties: none.
8.5	Both Parties shall appoint specific staff to take charge of the operation maintenance work for the relay protection and automatic safety devices respectively to ensure the normal operation of the relay protection and automatic safety devices.
CHAPTER IX DISPATCHING AUTOMATIZATION
9.1	Party A shall strictly abide by the design, operation and management regulations for the dispatching automatization system at the dispatching end and be responsible for the operation maintenance of the dispatching automatization system in accordance with the requirements set forth below:
(1)	To monitor the stable operation of the dispatching automatization system, be in charge of the monitoring and checking of the operation conditions of the power dispatching automatization system and coordinate the material issues occurred during the operation;

(2)	To provide relevant conditions for the connection of the Power Station’s automatization signal as required by the design;

(3)	To analyze the reasons for the default of the dispatching automatization system in a timely fashion and take precaution measures;

(4)	To direct and assist Party B in the operation maintenance for the dispatching automatization system, and cooperate with Party B for the accident investigation;

(5)	To make the computer monitoring and control system comply with the Regulations on Safe Protection of Computer Monitoring and Control Systems and Dispatching Data Networks of Power Grids and Power Plants (No.30 Decree issued by the former State Economic and Trade Commission).
9.2	Party B shall strictly abide by the design, operation and management regulations for the dispatching automatization system at the Power Station end and be responsible for the operation maintenance of the dispatching automatization system in accordance with the requirements set forth below:
(1)	To transmit the telecontrol data and electricity energy data of the computer monitoring system, electricity data collection and transmission appliance of the Power Station to the dispatching automatization system and electricity energy metering system in accordance with the transmission regulations complied with the national or power industry standards. The electricity energy metering system shall pass the testing of the qualified testing agency, which has been confirmed by Party A and Party B, in order to ensure the accurate transmission of the data. The quantity and accuracy of the real-time information for the operation equipments of the Power Station shall reach the operation requirements of the relevant national regulations and Power Dispatching Agency.

(2)	To analyze the reasons for the failures of the dispatching automatization system under its control in a timely fashion and to take precaution measures accordingly.

(3)	To assist Party A in carrying out the maintenance work of the dispatching automatization system and cooperate with Party A for the accident investigation.

(4)	To make the computer monitoring and control system of the Power Station complied with the Regulations on Safe Protection of Computer Monitoring and Control Systems and Dispatching Data Networks of Power Grids and Power Plants (No.30 Decree issued by the former State Economic and Trade Commission).
9.3	Both Parties shall operate and maintain the automatization equipments according to the power system dispatching regulations and relevant dispatching automatization regulations without any withdrawal or outage at random.

9.4	The computer supervisory system, electricity data collection and transmission appliance of the Power Station shall reach the following main operational parameters:
(1)	The available capacity of the telecontrol station of the computer supervisory system (per month) ≥ 98%;

(2)	The deviation for the accuracy of the tele-metering ≤ 98%;

(3)	Other parameters agreed by both Parties: the accuracy for the running rate of the tele-signaling is 98%.
9.5	Both Parties shall appoint specific staff for the operation maintenance work of the dispatching automatization system under its control respectively in order to ensure the normal operation of the dispatching automatization systems.
CHAPTER X DISPATCHING COMMUNICATION
10.1	Party A shall strictly abide by the design, operation and management regulations for the dispatching communication system at the dispatching end and be responsible for the operation maintenance of the dispatching communication system in accordance with the requirements set forth below:
(1)	To monitor the stable operation of the dispatching communication system, be responsible for the monitoring and testing, and dispatching direction of the operation conditions of the dispatching communication system, and coordinate the material issues occurred during the operation;

(2)	To maintain the communication equipments at the dispatching end and ensure its stable operation;

(3)	To analyze the reasons for the dispatching communication system’s default in a timely fashion and take precaution measures;

(4)	To direct and assist Party B in the operation maintenance for the dispatching communication system, and cooperate with Party B for the accident investigation.
10.2	Party B shall strictly abide by the design, operation and management regulations for the dispatching communication system at the Power Station end and be responsible for the operational maintenance of the dispatching communication system in accordance with the requirements set forth below:
(1)	To maintain the communication equipments at the Power Station end and ensure its stable operation;

(2)	To analyze the reasons for the dispatching communication system’s default in a timely fashion and take precaution measures;

(3)	To assist Party A in the operation maintenance of the dispatching communication system, and cooperate with Party A for the accident investigation.
10.3	The model selections and configurations for the communication equipments of Party B which will be connected to the power communication network of Party A shall be compatible and consistent with each other.

10.4	The carrier wave frequency employed by Party B, relating to the Party A’s power communication network, shall be submitted to Party A for approval, and be used upon the procurement of approval with written confirmation from Party A.

10.5	Both Parties shall own standby communication systems to assure the communication and connection in case of any Emergencies of the Power Station or the grid.

10.6	The dispatching communication system of Party B shall reach the main operational parameters set forth below:
(1)	The circuit operation rate for the communication system ≥ 99.8%;

(2)	The operation rate for the equipment ≥99.9%;

(3)	Other parameters agreed by both Parties: none.
10.7	Both Parties shall appoint specific staff for the operational maintenance work of the dispatching communication system under its control respectively in order to ensure the normal operation of the dispatching communication systems.
CHAPTER XI ACCIDENT INVESTIGATION AND SETTLEMENT
11.1	The Power Dispatching Agency and the Power Station shall, within their respective jurisdictions, carry out the settlement of the accidents quickly and accurately, in accordance with the power system dispatching regulations and spot operation regulations of the Power Station, and notify the settlement conditions of the accidents to each other in time.

11.2	The settlement for the accidents within the dispatching area of the Power Dispatching Agency shall strictly implement the direction released by the on-duty dispatcher of the Power Dispatching Agency (except for those, in accordance with the spot regulations, which can be settled down without the dispatching directions).

11.3	On the basis of the grid structure, operational features and the specification of the Power Station, the Power Dispatching Agency shall formulate accident settlement principles and counter-accident measures in accordance with the Guide on Safety and Stability of the Power System (DL755-2001), power system dispatching regulations and other relevant regulations, and specify the requirements for the necessary measures which shall be taken by the Power Station.
11.3.1	Under any Emergencies threatening the safety of the grid, the on-duty dispatcher of the Power Dispatching Agency may take necessary measures, including the adjustment of the power generation output of the Power Station, the releasing of direction for on-off operation, and etc., the Disconnection of the Power Station to assure and restore the safe operation of the grid.

11.3.2	In the event that the Power Station or any of its generator units must be disconnected from the grid, the Power Dispatching Agency shall reconnect the Power Station or any of its generator units for operation provided that such Emergency is over or has been remedied.

11.3.3	The Power Dispatching Agency shall notify the reasons for the aforesaid Disconnection to Party B afterwards.
11.4	The Party or both Parties under the occurrence of any accident shall investigate such accident in accordance with the Regulations on the Production Accidents Investigation of Power Industry, the result of which shall include the reason for the accident, the responsible party for this accident and relevant liabilities, and the counter-accident measures for preventing similar accidents. The responsible party for the accident shall assume the responsibilities in accordance with the investigation result, and carry out the counter-accident measures immediately.
11.4.1	The grid accident shall be investigated and analyzed by Party A; in case of involving Party B, Party B shall be invited for the investigation and analysis. Party B shall support Party A’s work, cooperate for the spot investigation, provide default record chart, operation conditions during the accident and relevant data for accident analysis.

11.4.2	The accident of the Power Station shall be investigated and analyzed by Party B; in case of involving Party A, Party A shall be invited for the investigation and analysis. Party A shall support Party B’s work, cooperate for the spot investigation, provide default record chart, operation conditions during the accident and relevant data for accident analysis.

11.4.3	The accident involved the grid and the Power Station shall be investigated by the specific investigation panel composed in accordance with the national regulations if the cause of the accident cannot be identified and agreed within a short period of time.

11.4.4	The investigation report on the accident of any Party or both Parties shall be disclosed, the content of which shall include the reasons for the accidents, the settlement procedures of the accidents, the responsible party for the accident and its liabilities, the rectification plan and precaution measures for the accident, and etc.

11.4.5	The responsible party for the accident shall rectify the mistake immediately, implement the rectification plan and the precaution measures for the accident; in case of involving the other Party, such rectification plan and the precaution measures for the accident shall be approved by the other Party in advance.
CHAPTER XII FORCE MAJEURE
12.1	If the occurrence of any Force Majeure event completely or partially impedes one Party from fulfilling any obligation under this Agreement, such Party may be exempted from or postpone to perform its contractual obligations, provided that:
(1)	the scope and duration of the exempted or postponed performance shall not extend beyond the reasonable needs of eliminating the impact of Force Majeure;

(2)	the Party affected by Force Majeure shall continue to perform its other obligations hereunder which have not been affected by the Force Majeure;

(3)	in case the events of Force Majeure come to an end, the Party claiming Force Majeure shall resume the performance of this Agreement as soon as possible.
12.2	In the event that any Party is unable to perform this Agreement due to Force Majeure, such Party shall promptly inform the other Party, and shall send a written notice to the other Party within three (3) days thereafter. Such written notice shall indicate the date of the occurrence of Force Majeure, the anticipated duration, the nature of the events, the impact on its performance of this Agreement and the measures it has taken to mitigate the impact of such Force Majeure events.

Upon the other Party’s request, the Party affected by the Force Majeure shall furnish the other Party with an evidential document issued by the competent local notary public where the Force Majeure event occurs within thirty (30) days commencing from the date when the Force Majeure event occurs (in the event of communication interruption, from the restoration date of the communication).

12.3	The Parties affected by the Force Majeure shall take reasonable measures to mitigate the losses incurred by either or both Parties caused by Force Majeure. The Parties shall immediately consult with each other to formulate and implement a remedy plan and reasonable alternative measures to mitigate or eliminate the impact of Force Majeure.

In the event that the Party affected by the Force Majeure fails to use all endeavors to take reasonable measures to mitigate the impact of Force Majeure, that Party shall be responsible for the enlarged losses arising therefrom.

12.4	In the event that the Force Majeure has prevented a Party from performing its obligations under this Agreement for a continuous period of over thirty (30) days, the Parties hereto shall consult with each other to determine the conditions for continuing the performance of this Agreement or to terminate this Agreement. If the Parties hereto fail to reach agreement concerning the conditions for continuing the performance of this

Agreement or the termination of this Agreement within 180 days after the occurrence of Force Majeure, any Party shall be entitled to terminate this Agreement with a notice to the other Party, unless otherwise provided herein.
CHAPTER XIII LIABILITY FOR BREACH OF AGREEMENT
13.1	Any breach of the provisions hereof committed by any Party shall constitute a breach of this Agreement, the other Party is entitled to require the defaulting Party for the assumption of the liability for breach of this Agreement.

13.2	In case of committing any breach of the following, Party A shall assume the liability for breach of this Agreement to Party B in accordance with the methods listed out in the Article 13.3:
(1)	Failure to perform the obligations provided in Chapter III, which causes direct economic loss to Party B;

(2)	To commit a breach of the provision provided in the Article 4.9, as a result of which, Party B cannot generate power as planned or as normal, or suffers from direct economic loss;

(3)	To commit a breach of the power system dispatching regulations, which causes direct economic loss to Party B;

(4)	Any requirement of the Power Dispatching Agency to the Power Station (power generation units) to implement cycling loading, frequency modulation and voltage regulation being over its operation capacity or the stipulations of this Agreement, which causes direct economic loss to Party B;

(5)	To make any setting or control mistakes to the primary or secondary equipments of the grid, which causes direct economic loss to Party B;

(6)	occurrence of any conditions stipulated in Article 7.4.3 due to Party A’s Reason, which causes economic loss to Party B;

(7)	To conduct any inappropriate implementation of the provisions stipulated in Article 11.3.1, which causes economic loss to Party B;

(8)	Any default to the relay protection and automatic safety devices, dispatching automatization system and dispatching communication system due to Party A’s Reason, which causes economic loss to Party B;

(9)	To commit any other inappropriate act, which causes economic loss to Party B;

(10)	Other liabilities for the breach of agreement agreed by both Parties which shall be assumed by Party A: none.
13.3	Party A shall assume the liability for each breach of this Agreement according to the methods set forth below:
(1)	To pay the liquidated damages to Party B in the amount of RMB 10,000 in a lump sum;

(2)	In the event that the breach committed by Party A causes direct loss to Party B and the liquidated damages paid in accordance with the Item (1) of this Article cannot compensate the loss in full, Party A shall make up the direct expenses and costs for repairing the equipments and restoring the normal operations of Party B;

(3)	In the event that the breach committed by Party A causes power output loss to Party B, the settlement shall be carried out in accordance with relevant provisions stipulated in the Power Purchase and Sale Contract.

13.4	In case of committing any of the following acts, Party B shall assume the liability for breach of this Agreement to Party A in accordance with the methods listed out in the Article 13.5:
(1)	Failure to perform the obligations provided in Chapter III, which causes direct economic loss to Party A;

(2)	Failure to complete the preparation work for the grid connection in accordance with Chapter IV, which causes direct economic loss to Party A;

(3)	To cause any abnormal operation or default of the primary or secondary equipments in connection with the grid operation, which makes Party A suffer from direct economic loss;

(4)	Failure to participate in the cycling loading, frequency modulation, voltage regulation or reserve operation of the power system in accordance with the provisions stipulated in Article 5.4;

(5)	To cause any alteration of the overhaul duration, which causes direct economic loss to Party A;

(6)	Failure to report the real conditions of the equipments (such as the power generator units and electric equipments, etc.) and relevant facilities of the Power Station to the Power Dispatching Agency;

(7)	Failure of the relay protection and automatic safety devices of the Power Station to reach the parameters listed out in the Article 8.4, or any incorrect running or default of the relay protection and automatic safety devices of the Power Station, due to Party B’s Reason, leads to any accident or the enlargement of the accident, which causes direct economic loss to Party A;

(8)	Failure of the power dispatching automatization system of the Power Station to reach the parameters listed out in the Article 9.4, or any default of the power dispatching automatization system of the Power Station, due to Party B’s Reason, leads to any accident or the enlargement of the accident, which causes direct economic loss to Party A;

(9)	Failure of the dispatching communication system of the Power Station to reach the parameters listed out in the Article 10.6, or any default of the power dispatching communication system of the Power Station, due to Party B’s Reason, leads to any accident or the enlargement of the accident, which causes direct economic loss to Party A;

(10)	Other liabilities for the breach of agreement agreed by both Parties which shall be assumed by Party B: none.
13.5	Party B shall assume the liability for each breach of this Agreement according to the methods set forth below:
(1)	To pay the liquidated damages to Party A in the amount of RMB 10,000 in a lump sum;

(2)	In the event that the breach committed by Party B causes direct loss to Party A and the liquidated damages paid in accordance with Item (1) of this Article cannot compensate the loss in full, Party B shall make up the direct expenses and costs for repairing the equipments and restoring the normal operations of Party A;

(3)	In the event that the breach committed by Party B causes power output loss to Party A, the settlement shall be carried out in accordance with relevant provisions stipulated in the Power Purchase and Sale Contract.
13.6	In the event that Party B commits any of the serious breaches of this Agreement set forth below, Party A may take enforcement measures to the extent of the Disconnection of the defaulting Power Station (power generator units), in addition, Party B is entitled to claim for any loss due to such Disconnection:
(1)	The Power Station arbitrarily starts up for grid connection or shuts down for Disconnection without being approved by the Power Dispatching Agency;

(2)	Under the Emergencies, the Power Station commits the breach of the provisions stipulated in Article 5.1.1;

(3)	Under the Emergencies, the Power Station does not accurately report the actual conditions of the equipments (such as the power generator units or electric equipments, etc.) and relevant facilities of the Power Station to the Power Dispatching Agency;

(4)	Other serious breaches of the Agreement agreed by both Parties: none.
13.7	Unless otherwise provided by this Agreement, in case of any breach of this Agreement, the non-defaulting Party shall inform the defaulting Party to stop the breach and send the defaulting Party a written notice as soon as possible for the requirement of rectification work and the assumption of the liability of such breach in accordance with this Agreement.

13.8	The defaulting Party shall take steps to rectify its breach promptly and assume the liability of the breach determined in accordance with this Agreement:
(1)	The liquidated damages paid in a lump sum shall be paid off within fifteen (15) days after the confirmation of the breach;

(2)	The balance between the liquidated damages paid in a lump sum and the direct economic loss shall be paid off within thirty (30) days after the confirmation of the loss;

(3)	In case of power output loss, the settlement shall be conducted in accordance with relevant provisions stipulated in the Power Purchase and Sale Contract.
13.9	Before the expiration of the performance term stipulated in this Agreement, any Party explicitly expresses or indicates by its own actions that it will not perform its obligations under this Agreement, the other Party is entitled to require such Party to assume the liability of breach of agreement.
CHAPTER XIV EFFECTIVENESS AND TERM
14.1	This Agreement comes into effect upon the signing by the legal or authorized representatives and being affixed with the official stamps of both Parties.

14.2	The valid term of this Agreement is from May 17, 2009 to May 18, 2010.

14.3	Both Parties shall consult with each other for the extension of this Agreement one (1) month before the expiration of this Agreement.
CHAPTER XV MODIFICATION, TRANSFER AND TERMINATION OF THIS AGREEMENT
15.1	Any modification, amendment or supplement to this Agreement shall be carried out in written form, with the conditions of effectiveness same as specified in Article 14.1 hereof.

15.2	Both Parties expressly indicate that, without the written consent from the other Party, any part or all of the rights or obligations under this Agreement shall not be transferred by any Party to any third party.

15.3	During the valid term of this Agreement, both Parties agree to adjust and amend this Agreement accordingly if any of the following circumstances occurs:
(1)	Any changes to the relevant national laws, regulations, rules and polices;

(2)	Any content of this Agreement conflicting with any relevant compulsory rules, administrative measures, regulations and etc. issued by the national electric power regulatory authority;

(3)	Other circumstances agreed by both Parties: none.
15.4	Termination

If any of the following events occurs to any Party, the other Party is entitled to terminate this Agreement fourteen (14) days after serving a notice of termination:
(1)	If any Party goes bankrupt or liquidated, or the business license or the power business permit of any Party or the Power Station is revoked;

(2)	If any Party is merged with the other Party, or all or the major part of the assets of any Party is transferred to another entity, and the surviving enterprise cannot assume all its obligations under this Agreement;

(3)	Other conditions agreed by both Parties: none.
CHAPTER XVI DISPUTE RESOLUTION
16.1	All disputes arising from the performance of this Agreement and in connection with this Agreement may be resolved through friendly consultation or mediation by the power regulatory authority. In the event that no settlement can be reached through friendly consultation or mediation, such dispute shall be settled in the way stipulated in the following Item (2):

(1)	Both Parties agree to submit the dispute for arbitration in [ ] arbitration commission in accordance with its arbitration rules. In addition, the arbitration award shall be final and binding on both Parties.

(2)	Any Party may submit the dispute to the people’s court for resolution through judicial proceedings.
CHAPTER XVII APPLICABLE LAW
17.1	The formation, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China.
CHAPTER XVIII MISCELLANEOUS
18.1	Confidentiality

Both Parties warrant that the materials and documents obtained from the other Party which cannot be obtained through public channel shall be treated confidentially. Without the consent from the original provider of such materials and documents, all or any part of such materials and documents shall not be disclosed to any third party, unless otherwise provided by the State.
18.2	Appendices

Appendix I: Diagram for the Grid Connection Points

Appendix II: The Technical Parameters of the Power Station

Appendix III: The Dispatching Division of the Power Station’s Equipments

The Appendices to this Agreement (including Special Provisions) shall constitute an integral part of this Agreement, and shall have the same legal effect as this Agreement. In case of any discrepancies between this Agreement and its appendices, according to the nature of discrepancy, the content most related to and dealing more deeply with the point of dispute shall prevail. In case that the discrepancy and contradiction still exist after having applied the aforesaid principle, both Parties shall, on the principle of good faith, consult with each other to make the determination according to the purpose of this Agreement.

18.3	Entire Agreement

This Agreement (including Specification Clauses) and its appendices shall constitute the entire agreement between both Parties as to the subject matter of this Agreement, and shall supersede all previous discussions, negotiations, contracts and agreements between them in relation to the subject matter hereof.

18.4	Notification and Delivery

Any notification or document given under or in connection with this Agreement shall be in writing. In the event that the notification or document is sent through air-mail, courier service or personal delivery, it shall be deemed to be given upon the receipt in writing; and in case of facsimile, it shall be deemed to be given upon the confirmation of receipt. All notifications and documents shall not come into effect until being delivered or received. All notifications shall be delivered to the following addresses as provided in this Agreement or to a modified address when either Party has notified the other Party with a written notice.

Party A:

Addressee:	Sichuan Cangxi Electric Power Co., Ltd.

Telephone:	0839-5222084

Facsimile:	0839-5222084

Post Code:	628400

Email:	cxmaster@21cn.com

Mail Address:	No.13, Renmin West Street, Lingjiang Township, Cangxi County.

Party B:

Addressee:	Sichuan Huabang Hydroelectric Development Co., Ltd.

Telephone:	0839-5285466

Facsimile:	0839-5285468

Post Code:	628400

Email:	sichuanhuabang@163.com

Mailing Address:	Room 602, Jin Xia Yi Yuan Binjiang Road, Cangxi County
18.5	No Waiver

Any waiver of any of its rights under this Agreement of any Party, which is not expressed in a written form, shall not be deemed as a waiver thereof. Either Party’s failure to exercise any of its rights under this Agreement shall not be considered to be a waiver of any of its aforesaid rights or a waiver of any of its aforesaid rights in the future.

18.6	Continuous Effectiveness

The terms and conditions in connection with the arbitration and confidentiality under this Agreement shall remain effective after the termination of this Agreement.

18.7	Text

This Agreement comprises nineteen (19) pages, and is executed in six (6) counterparts, and each Party holds two (2) counterparts, and the rest two (2) counterparts are filed with the Economic and Commercial Bureau of Cangxi County.

Party A: Sichuan Cangxi Electric Power Co., Ltd.
(stamp)
Legal Representative or Authorized Representative:
Signing Date: May 17, 2009
Signing Place: Sichuan Cangxi Electric Power Co., Ltd.
Party B: Sichuan Huabang Hydroelectric Development Co., Ltd.
(stamp)
Legal Representative or Authorized Representative:
Signing Date: May 17, 2009
Signing Place: Sichuan Cangxi Electric Power Co., Ltd.

Special provisions
Dispatching for the Reservoir of the Power Station
1.1	Characteristics for the Reservoir and Basic Parameters
1.1.1	The regulating characteristics for the reservoir of the Power Station is: runoff reservoir

1.1.2	Basic Parameters
(1)	Controlled Drainage Area: 4,934km2.

(2)	Normal Storage Level and Corresponding Reservoir Capacity: 368 m; 30,800,000 m3.

(3)	Dead Water Level and Corresponding Reservoir Capacity: 361 m; 5,900,000 m3.

(4)	Design Flood Level and Corresponding Reservoir Capacity: 372.67m; 5,988 m3.

(5)	Check Flood Level and Corresponding Reservoir Capacity: 375.05m; 77,590,000 m3.

(6)	Top Level of Flood Control: 375 m.

(7)	Beginning Water Level in Flood Season: 367.6m.
1.1.3	Reservoir Capacity
(1)	Total Reservoir Capacity: 30,800,000 m3.

(2)	Flood Control Capacity: 59,880,000 m3.

(3)	Usable Capacity: 29,080,000 m3.

(4)	Other Parameters: none.
1.1.4	Flow
(1)	Design Flood: 12,165m3/s.

(2)	Check Flood: 16,890m3/s.

(3)	Maximum Design Discharge Flow: 14,998 m3/s.

(4)	Minimum Design Discharge Flow: 182 m3/s.

(5)	Maximum Power Generation Flow: 149.11 m3/s.
1.1.5	The reservoir water level variation range of the Liyuan Power Station Hydroelectric Project during the cofferdam power generation is from 367.6 m to 368 m.
1.2	Reservoir Dispatching Range

Within the flood season, the flood control capacity and the usage of the flood dispatching above the beginning water level shall be subject to the unified dispatching and direction of the Flood Control Direction Agency of Cangxi County, and the capacity below the beginning water level shall be subject to the unified dispatching and direction of the Power Dispatching Agency.

1.3	Principles for the Reservoir Dispatching
(1)	To conduct the reservoir dispatching in accordance with relevant laws and regulations and the reservoir dispatching regulations to assure the safe operation of the reservoir.

(2)	To carry out the dispatching in strict accordance with its project designed flood control principles in order to ensure the safety of the project and satisfy the flood control standard requirements of the upstream and downstream flows.

(3)	To make full use of the hydropower resources and develop the comprehensive utilization of the reservoir.
1.4	Basic Requirements for the Reservoir Dispatching
(1)	Party B shall provide the design materials, operational statistical data, and operation conclusion of the Power Station as required by Party A.

(2)	The Power Station shall submit the annual flood control plan of the current year to the Power Dispatching Agency before March 30th of each year, pay close attention to the meteorological changes within the drainage during the flood season, provide the flood conditions and other conditions in relation to the flood control in time, and carry out the short-term flood prediction. In case of serious flood or disastrous climate, Party B shall report to Party A immediately.

(3)	Party B shall deliver the real-time operation conditions of the reservoir and generator units to Party B as required.

(4)	The water level of the reservoir shall be controlled in accordance with the designed dispatching diagram or the reservoir water level fluctuation plan agreed by both Parties through consultation, and be assured to be operated above the dead water level.

(5)	The comprehensive utilization, the utilization in the frequency modulation, cycling loading of the grid, and Emergency standby duty of the Power Station shall be fully take use of, provided that the safety of the dam and equipment of the Power Station are assured.

(6)	Both Parties shall coordinate with each other and do their best to take full use of the hydroelectric energy for more power generation with less water discharging.

APPENDIX I Diagram for the Grid Connection Points
1	The grid connection point is the 591 switch of 35KV Lingli Line (vacuum circuit breaker) owned, operated and maintained by Party B, which is dispatched by Party A.
2	The 35KV Lingjiao Line and 544 switch indicated in the diagram are the equipments owned by Party A; and the lines from the “T” connection point of 35KV Line till Liyuan Power Station is the equipment owned by Party B.

APPENDIX II The Technical Parameters of the Power Station
1	Data Plate Parameters of the Generator Units of the Power Station

		Rated	Active	Rated	Rated
		Capacity	Power	Capacity	Revolution
Serial Number	Models	(MVA)	(MW)	Factor	(r/min)
No.1 Generator Unit	SF2000-28/2840	2.5	2	0.8	214.3
No.2 Generator Unit	SF2000-28/2840	2.5	2	0.8	214.3
No.3 Generator Unit	SF2000-28/2840	2.5	2	0.8	214.3
No.4 Generator Unit	SF2000-28/2840	2.5	2	0.8	214.3
No.5 Generator Unit	SF2000-28/2840	2.5	2	0.8	214.3
No.6 Generator Unit	SF2000-28/2840	2.5	2	0.8	214.3
2	The grid connection line for the connection between the Power Station and the grid of Party A.
(1)	Name of the Line: Lingli line.

(2)	Voltage Classification: 35 KV
3	Party B shall provide other accurate parameters of the Power Station in accordance with the designed parameters of the equipments and the result of the grid connection checking.
3.1	The Output Range for the Normal Operation

The maximum output of the normal operation of No.1, 2, 3, 4, 5 and 6 power generator units of the Power Station is 100% of the rated capacity, and the minimum output of the normal operation of such aforesaid power generator units is 0% of the rated capacity.
3.2	Under any specific conditions of the grid, no specific requirement is needed for the minimum output of No.1, 2, 3, 4, 5 and 6 power generator units of the Power Station.

3.3	The modulation rate for the frequency of the generator units during the nominal operation

The rate for No.1, 2, 3, 4, 5 and 6 power generator units of the Power Station is 2 MW/min.

3.4	The minimum duration required from the receipt of the dispatching direction to the reaching of the generator units for grid connection output is 5 minutes.

3.5	After the receipt of the dispatching direction, the shortest shutdown duration from full load output to zero load is 3 minutes.

3.6	The shortest shutdown duration from disconnection of units to reconnection with the grid 1 minute.

3.7	No.1, 2, 3, 4, 5 and 6 power generator units of the Power Station cannot be under the under-excitation operation.

3.8	Other technical parameters needed to be specified by both Parties: none.
4	The operation modes limited or non-recommended by the manufacturer of the equipments:
(1)	No.1, 2, 3, 4, 5 and 6 generator units cannot be operated for phase modulation at any conditions.
(2)	No.1, 2, 3, 4, 5 and 6 generator units cannot be operated for frequency modulation under the condition of the parallel operation of the Cangxi grid and the bigger system.
     Other non-recommended operation modes: none.
5	After the business operation of the Power Station, in case of any changes to the operational parameters of the generator units noticed by the Party B which needs to be adjusted since it cannot reach the technical parameters indicated in Article 3 of this appendix, Party B shall indicate the conditions to the Power Dispatching Agency, and submit the testing report confirmed by the qualified agency.

APPENDIX III The Dispatching Division of the Power Station’s Equipments
1	The direct dispatching range of the Power Dispatching Agency after the grid connection with the Power Station.
(1)	The generator units: None.

(2)	Primary Equipments

The 591 switch of 35KV Lingli Line and the isolating switches (including the ground switch) on both sides of the 591 switch.

(3)	The Relay Protection and Automatic Safety Devices in connection with the Grid Operation of Party A

The relay protection and automatic safety devices for the 591 switch of 35KV Lingli Line.

(4)	The Dispatching Automatization and Communication Facilities in connection with the Grid Operation of Party A

None.

(5)	Other Facilities Considered to be connected with the Grid Safety by the Power Dispatching Agency

None.
2	The permitted dispatching jurisdiction of the Power Dispatching Agency after the grid connection of the Power Station
(1)	No. 1, 2, 3, 4, 5 and 6 units.

(2)	No. 1, 2 and 3 main transformers.

(3)	Dispatching and communication lines..